SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 9, 2005

Commission file number 0-19292

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts 03-0300793

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2005, we sold $47.0 million in vacation ownership receivables pursuant to an existing vacation ownership receivables purchase facility (the "BB&T Purchase Facility") with Branch Banking and Trust Company ("BB&T"). The BB&T Purchase Facility utilized an owner's trust structure, pursuant to which we sold receivables to Bluegreen Receivables Finance Corporation IX, our wholly-owned, special purpose finance subsidiary ("BRFC IX"), and BRFC IX then sold the receivables to BXG Receivables Note Trust 2004-C ("2004-C"), a qualified special purpose entity, without recourse to us or BRFC IX except for breaches of certain customary representations and warranties at the time of sale. Under the BB&T Purchase Facility, a variable purchase price of approximately 85.0% of the principal balance of the receivables sold, subject to certain terms and conditions, was paid at closing in cash. The BB&T Purchase Facility allowed for sales of notes receivable for a cumulative purchase price of up to $140.0 million, the commitment for $40.0 million of which expired on July 5, 2005, and the remainder of which expired on December 30, 2005. We have received a term sheet from BB&T and are in the documentation process for a new, $175.0 million receivables purchase facility, although there can be no assurances that this new facility will close or be on terms favorable to us.

On December 28, 2005, $17.5 million in aggregate principal amount of vacation ownership receivables that had previously been sold pursuant to another existing receivables purchase facility (the "RFL Purchase Facility") with Resort Finance, LLC ("RFL"), were acquired by BRFC IX. BRFC IX then sold these receivables to 2004-C without recourse to us or BRFC IX except for breaches of certain customary representations and warranties at the time of sale.

Also on December 28, 2005, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., consummated a $203.8 million private offering and sale of vacation ownership receivable-backed securities (the "2005 Term Securitization"). The $191.1 million in aggregate principal of vacation ownership receivables offered and sold in the 2005 Term Securitization were previously sold to BRFC IX and then to 2004-C pursuant to the BB&T Purchase Facility. In addition, the 2005 Term Securitization allows for an additional $35.3 million in aggregate principal of our qualifying vacation ownership receivables (the "Pre-funded Receivables") that can be sold by us through March 28, 2006 to Bluegreen Receivables Finance Corporation X, our wholly-owned, special purpose finance subsidiary ("BRFC X"), which would then sell the Pre-funded Receivables to BXG Receivables Note Trust 2005-A ("2005-A"), a qualified special purpose entity, without recourse to us or BRFC X, except for breaches of certain representations and warranties at the time of sale. The proceeds of $31.8 million (at an advance rate of 90%) as payment for the Pre-funded Receivables were deposited into an escrow account by the indenture trustee of the 2005 Term Securitization until such receivables are actually sold by us to BRFC X. If we don't sell the Pre-funded Receivables to earn the entire amount of related proceeds held in escrow, the remaining proceeds will be used to pay down amounts owed to investors in the 2005 Term Securitization. On December 29, 2005, we sold $16.7 million in Pre-funded Receivables to BRFC X and the $15.1 million purchase price was disbursed to us from the escrow account.

The proceeds of the 2005 Term Securitization were used to pay BB&T all amounts outstanding under the BB&T Purchase Facility, pay RFL all amounts outstanding under the RFL Purchase Facility, pay fees associated with the transaction to third-parties, deposit initial amounts in a required cash reserve account and the escrow accounts for the Pre-funded Receivables and provide net cash proceeds of $1.1 million to us. We also received a retained interest in the future cash flows from the 2005 Term Securitization (including the future cash flows from the Pre-funded Receivables actually sold). The net cash proceeds from above transactions will be used for general operating purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2006 By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President,

Chief Financial Officer and Treasurer